EXHIBIT 5.2

[Letterhead of Smith & Downey]

March 24, 2004

Tejon Ranch Co.

Post Office Box 1000

4436 Lebec Road

Lebec, California 93243

Re:	Tejon Ranch Nonqualified Deferred Compensation Plan

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the written documents constituting the Tejon Ranch Nonqualified Deferred Compensation Plan. This is to confirm our opinion that the provisions of such written documents comply with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/    SMITH & DOWNEY